Exhibit 4.82

Proxy Agreement for School’s Sponsor and Council Members

Beijing Pengxiang Tianxia Education Technology Co., Ltd.

Langfang City Rail Transit Technical School

and

Ye Fen

Wei Biao

Mao Hailing

Qi Yuhai

and

Zhejiang Mengxiang Consulting Services Co., Ltd.

March 28, 2023

This Proxy Agreement for Council Members (hereinafter referred to as “this Agreement”) is made and entered into on March 28, 2023 by the following parties:

Party A: The actual sponsors of the Target School (as defined below), Beijing Pengxiang Tianxia Education Technology Co., Ltd. (hereinafter referred to as “School’s Sponsor”).

Party B: The Council Members appointed by the School’s Sponsor, See Annex 1 (anyone of the aforementioned civil entities are referred to as the “Appointed Council Members”).

Party C: Langfang City Rail Transit Technical School, a private non-enterprise entity legally incorporated and existing under the laws of China; Unified Social Credit Code: 52131000336152016W; Address: No.63, Shoumin West Road, Anchi District, Langfang City, Hebei Province.(hereinafter referred to as “Target Schools”).

Party D：Zhejiang Mengxiang Consulting Services Co., Ltd., a wholly foreign-owned enterprise legally incorporated and existing under the laws of PRC; Unified Social Credit Code: 91331100MA2E0B7832; Address: Room 102, 1F, No.227 Dayang North Road, Baiyun Street, Liandu District, Lishui City, Zhejiang Province (hereinafter referred to as “WFOE”).

In this Agreement, School’s Sponsor, Appointed Council Members and WFOE are collectively referred to as “Parties”, and each a “Party”.

WHEREAS:

1. The School’s Sponsor legally holds the corresponding sponsor’s equity interest of the Target Schools; in specific, Beijing Pengxiang Tianxia Education Technology Co., Ltd. actually owns 100% of the sponsor’s equity interest in Langfang City Rail Transit Technical School.

2. The School’s Sponsor of the Target Schools enjoy all rights as the actual sponsor of the private school in accordance with the PRC laws and regulations, the articles of association of the school and related agreements.

3. The School’s Sponsor shall appoint the council members as the representative of the sponsor to participate in the school council members, and shall enjoy all legal rights to deliberate and decide on the relevant issues of the school.

4. The School’s Sponsor agree to irrevocably and specifically authorize and entrust WFOE or its designated person to exercise all rights as the School’s Sponsor of the Target School on its behalf. Appointed Council Member severally and jointly agree to irrevocably and specifically authorize and entrust WFOE or its designated person to exercise all rights as the school’s council members of the Target School on their behalf. Therefore, after friendly negotiation, the Parties reach an agreement on the entrustment of the rights of the School’s Sponsor and Appointed Council Member of the Target School as follows:

Article I. Definition and Interpretation

Within this Agreement, the following terms shall have the following meanings when used in this Agreement, unless otherwise stated or required:

“Listing Company” means Lixiang Education Holding Co., Ltd., a limited liability company incorporated under the laws of the Cayman Islands on September 6, 2018.

“Beijing P.X.” means Beijing Pengxiang Tianxia Education Technology Co., Ltd. , a limited liability company incorporated under the laws of PRC on December 23, 2021.

“Beijing P.X.’s Shareholders” means Zhejiang Lishui Mengxiang Education Development Co., Ltd., Ms. Ye Fen and Ms. Ye Hong.

“Domestic Affiliates” means technical school in which Beijing P.X. actually holds 100% sponsor’s equity interest, that is, Langfang City Rail Transit Technical School.

“Contractual Agreements” means the following agreements signed by two or all parties among Beijing P.X., the shareholders of Beijing P.X., Domestic Affiliates, and WFOE, including: the Business Contractual Agreement, the Exclusive Call Option Agreement, the Equity Pledge Agreement, the Proxy Agreement for Shareholders, the Power of Attorney for Shareholders, the Proxy Agreement for School’s Sponsor and Council Members, the Exclusive Technical Service and Business Consulting Agreement, the Powers of Attorney for School’s Sponsor, the Power of Attorney for School Council Members, the Loan Agreement, including the amendments to the above agreements, and other agreements, contracts or instruments signed or issued from time to time by one or more Parties of to ensure the fulfillment of the above agreements and signed or recognized by WFOE in writing.

“Trustor” means the School’s Sponsor and the Appointed Council Members.

“Trustee” means WFOE that has been entrusted by the School’s Sponsor under Article II of this Agreement or a person designated by WFOE under Article III of this Agreement.

“China / PRC” means the People’s Republic of China (for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan).

“Effective Date of this Agreement” means this Agreement shall become effective on January 1, 2022 upon execution by the Parties.

Article II. Authorization and Entrustment

1. The School’s Sponsor irrevocably and specially authorizes and entrusts WFOE to exercise the following rights of the School’s Sponsor as the sponsors of the Target Schools, as permitted under PRC law, including but not limited to:

(a)	To appoint and/or elect of council members of the Schools;

(b)	To appoint and/or elect the supervisors of the Schools; To put forward the School’s mission and scope of operation;

(c)	To examine or approve the Articles of Association of the School, development planning, major projects and budget for revenues and expenditures;

(d)	To supervise the performance of the School and the achievement of the objectives set out in the bylaw;

(e)	To establish the executive school council in accordance with the authority and procedures prescribed in the bylaw of the School and to participate in the running and management of the School;

(f)	To access the information about the operation conditions and financial conditions of the Schools;

(g)	To consult the resolutions, records, financial and accounting statements and reports of the school council meetings in accordance with the PRC laws;

(h)	To obtain reasonable returns from the School’s Sponsor in accordance with the PRC laws;

(i)	To obtain the remaining property of the School after the liquidation in accordance with the PRC laws;

(j)	To transfer the interests of the School’s Sponsor in accordance with the PRC laws;

(k)	To select the profitability and non-profitability of the characteristic of the Schools in accordance with the PRC laws, regulations or regulatory documents; and

(l)	Any other rights of the School’s Sponsor provided by other applicable laws and regulations of the PRC and the articles of association of the Schools (as amended from time to time).

2. Appointed Council Members irrevocably and specially authorizes and entrusts WFOE to exercise the following rights of Appointed Council Members as the council members of the Target Schools, as permitted under PRC laws, including but not limited to:

(a) acting as the agent of the School’s Sponsor to attend the council meeting of the Target School; enjoying the right to speak, propose, vote, elect and stand for election, and the right to know, propose and supervise council meeting and business activities carried out by the School.

(b) exercise the voting rights on behalf of the School’s Sponsor for all matters requiring discussion and resolution of the council (including but not limited to appointment and dismissal of the principal,vice principal and the person in charge of finance, etc.; amendment to the articles of association of the School and amendment to the rules and regulations of the School; deliberation of school business development plans and plans of major business activities; formulation of operation strategy, investment plan and development plan of the School, approval of annual work plan of the School; formulation of plans on the setting up of internal institutions of the School and internal management rules; examination and approval of plan for increasing the registered capital; raising of school-running funds, examination and verification of annual financial budget plans and final accounts plans of the School; dismissing, adding additional council members; supervising the management staff’s implementation of decisions of the council; reviewing the work report of the management staff and evaluating the management staff; organizing and establishing the new council within three months before the expiration of the term of council, and reporting the Sponsor’s approval; determination of the fixed quotas and salary standards for the staff of the School; decision on distribution of reasonable returns to the sponsor of the School (if applicable); decision on the division, merger, termination of the School, change in the sponsor and other matters of the School; appointment and appointment of the members of the liquidation team of the Target School and/or their proxies, approval of the liquidation plan and liquidation reports, etc.)；

(c) propose to convene a council meeting of the Target School;

(d) sign the council meeting minutes, council meeting resolutions or other legal documents that the Appointed Council Members has the right to sign as the council member of the Target School;

(e) exercising other rights of the council member and council members’ voting rights under the Target School’s articles of association (including any other council members’ voting rights as stipulated in the amended articles of association);

(f) handle legal procedures containing registration, examination and approval and license of schools at the human resources and society security department, civil affairs department or other competent departments of government; and

(g) any other rights of the council member as pursuant to the applicable PRC laws, regulations and the Target School’s articles of association (and its amendments from time to time).

3. The Trustee’s exercise of the rights in the foregoing paragraph 1 and 2 does not require prior advice or consent from the Trustor.

4. The Trustor agrees issue to WFOE separately a power of attorney in the form of Annex 2 and 3 to this Agreement that at the time of signing this Agreement, which is an integral part of this Agreement. The School’s Sponsor will provide sufficient assistance in the exercise of the entrustment rights of the Trustee, including but not limited to the timely signing of the council’s resolutions or other relevant legal documents of the Target School as requested by the Trustee when necessary (e.g., to meet the documents requirements of the government department to approve, register, and file) and implement all actions reasonably necessary.

5. For the purpose of exercising the entrustment rights under this Agreement, WFOE and/or WFOE’s designee has the right to access relevant information of the Target School’s including but not limited to operations, business, customers, finances, employees, etc., and to consult the relevant information of the Target School. The Trustee shall make the Target School provide fully cooperation.

6. WFOE guarantees that the Trustee will perform its fiduciary duties in accordance with the laws and the articles of association of the Target School within the scope of authorization as stipulated in this Agreement, and ensure that the proceedings, voting methods and contents of the relevant councils do not violate laws, administrative regulations or the Target School’s articles of association; the School’s Sponsor will recognize and bear the corresponding responsibility for any legal consequences arising from the exercise of the abovementioned entrustment rights by the Trustee.

7. In any event, WFOE shall not be required to assume any responsibility or make any economic or other kind of compensation for the Target School, the Trustor or any third parties in relation to the exercise of the entrustment rights under this Agreement by it and/or its designated trustee.

8. The School’s Sponsor agrees to indemnify and undue any damage suffered or owed by WFOE from its and/or its designated trustee’s exercise of the entrustment right, including but not limited to any third party’s suit, recovery, arbitration, claims or any loss caused by the administrative investigation or punishment. However, if the loss is caused by the Trustee’s intentional or gross negligence, the loss will not be compensated.

Article III. Entrustment Transfer and Rights Succession

1. The Trustor irrevocably agrees that WFOE shall have the right to appoint and delegate the rights of WFOE to WFOE’s council members or its designee in accordance with Article II of this Agreement without prior notice to the Trustor or with the consent of the Trustor. The council member authorized by WFOE or its designee shall be deemed as the Trustee under this Agreement and shall have all the rights set forth in Article II of this Agreement. WFOE reserves the right to replace the foregoing designated person at any time with prior notice to the Trustor.

2. The Trustor irrevocably agrees that the successor or liquidator succeeding the rights of any relevant civil rights due to the division, merger, liquidation or any other reason of WFOE shall have the right to replace WFOE to exercise all rights under this Agreement.

Article IV. Continued Effectiveness of Authorization and Entrustment

1. The School’s Sponsor irrevocably agrees that the authorizations and entrustments contained in this Agreement, including but not limited to Article II and III of this Agreement, shall not be invalidated, revoked, impaired or undergone other similar adverse changes due to the increase, decrease, merger and other similar events of the School’s Sponsor interest in the Target School, except WFOE agrees in writing and / or confirms that the School’s Sponsor no longer holds any sponsor’s equity interest of the Target School.

2. The School’s Sponsor irrevocably agrees that the authorizations and entrustments contained in this Agreement, including but not limited to Article II and III of this Agreement shall not be invalidated, revoked, impaired or undergone other similar adverse changes due to the division, merger, bankruptcy, reorganization, liquidation and other similar events of the School’s Sponsor.

3. The School’s Sponsor irrevocably agrees that this Agreement is an integral part of sponsor’s equity interest in the Target School, and any legal and/or contractual successor, assignee, agent or other similar person of the School’s Sponsor obtains and/or the exercise of the sponsor’s equity interest /rights of the Target School, will be deemed as agree to and assume the rights and obligations under this Agreement.

4. The Appointed Council Members irrevocably agree that the authorizations and entrustments contained in this Agreement, including but not limited to Article II and III of this Agreement, shall not be invalidated, revoked, impaired or undergone other similar adverse changes due to the incapacity, limited capacity, death, divorce or other similar events of the School’s Sponsor, except where the Appointed Council Members ceases a council member of the Target School with the written consent and/or confirmation of WFOE.

5. The School’s Sponsor and the Appointed Council Members irrevocably agree that this Agreement is an integral part of the Appointed Council Members’ duties in the Target School, and any legal and/or contractual successor, assignee, agent or other similar person obtains and exercises the council members’ rights of the Target School, will be deemed as agree to and assume the rights and obligations under this Agreement.

Article V. Representations and Warranties of the Parties

1. The School’s Sponsor is duly established and validly existing and has the ability to bear civil liability.

2. The School’s Sponsor have the right to sign and perform this Agreement, and it has obtained all necessary and appropriate approvals and authorizations for the signing and performance of this Agreement.

3. As of the effective date hereof, the School’s Sponsor is the legal owner of the equities of the Target School held by it , there is no outstanding dispute concerning the School’s Sponsor interests, and the Trustee can fully exercise the rights of School’s Sponsor authorized and entrusted by the School’s Sponsor according to this Agreement.

4. Except as disclosed to WFOE or the encumbrances and the rights restrictions set on the equity as a result of the Contractual Agreements, the School’s Sponsor interest does not have any other encumbrances or rights restrictions to the Target School.

5. This agreement shall be duly signed by the School’s Sponsor and constitutes a legal, valid and binding obligation to the School’s Sponsor from the effective date of this Agreement.

6. The signing and performance of this Agreement by the School’s Sponsor will not violate any PRC laws and regulations, court judgment or arbitral award, any administrative agency’s decision, approval, permission or any other agreement that it is a party and has binding effect on the assets held by it, and will not result in any suspension, revocation, confiscation or failure to renew after expiration of the applicable approval and license of the government departments.

7. There is no litigation, arbitration or other judicial or administrative procedures that have occurred and have not yet been settled, which will affect the ability of the School’s Sponsor to perform its obligations under this Agreement, and no one threats to take the forgoing actions as known to the School’s Sponsor.

8. The Appointed Council Members are PRC civil entities with full and independent legal capacity to enter into this Agreement and enjoy rights, perform obligations and assume liabilities under this Agreement.

9. As of the effective date hereof, the Appointed Council Members are the legal council members of the Target School. There is no outstanding dispute concerning the Appointed Council Members interests, and the Trustee can fully exercise the Appointed council members’ rights authorized and entrusted by the School’s Sponsor according to this Agreement.

10. Except for the rights restrictions set on the equity as a result of the Contractual Agreements, there is no other encumbrances or rights restrictions to the rights of the Appointed Council Members.

11. This agreement shall be duly signed by the Appointed Council Members and constitutes a legal, valid and binding obligation to the Appointed Council Members.

12. The signing and performance of this Agreement by the Appointed Council Members will not violate any PRC laws and regulations, court judgment or arbitral award, any administrative agency’s decision, approval, permission or any other agreement that it is a party and has binding effect on it.

13. There is no litigation, arbitration or other judicial or administrative procedures that have occurred and have not yet been settled, which will affect the Appointed Council Members’ ability to perform its obligations under this Agreement, and no one threats to take the forgoing actions as known to the Appointed Council Members.

14. WFOE is an independent legal person legally established and validly existing, and has the ability to bear civil liability externally.

15. WFOE has the right to sign and perform this Agreement, and it has obtained all necessary and appropriate approvals and authorizations for the signing and performance of this Agreement.

16. This Agreement constitutes the legally valid and enforceable obligation to WFOE from the effective date of this Agreement.

17. The signing and performance of this Agreement by WFOE does not violate any Chinese laws and regulations, court judgment or arbitral award, any administrative agency’s decision, approval, permission or any other agreement that it is a party and has binding effect on the assets held by it, and will not result in any suspension, revocation, confiscation or failure to renew after expiration of the applicable approval and license of the government departments.

18. There is no litigation, arbitration or other judicial or administrative procedures that have occurred and have not yet been settled, which will affect WFOE’s ability to perform its obligations under this Agreement, and no one threats to take the forgoing actions as far as known to WFOE.

Article VI. Amendment

1. Through negotiations among the Parties and approved by the shareholder (or shareholders’ meeting) of WFOE, the Parties may modify or supplement this Agreement and take all necessary steps and actions, and bear the corresponding expenses, so that any modification or supplement can be legally valid.

2. If National Association of Securities Dealers Automated Quotation (hereinafter referred to as “NASDAQ”), American Stock Exchange or other regulatory authorities make any amendments to this Agreement, or listing rules or relevant requirements of NASDAQ produce any changes related to this Agreement, the Parties shall revise this Agreement accordingly.

Article VII. Term

1. This Agreement shall become effective on January 1, 2022 upon execution by the Parties.

2. This agreement is valid for the entire period of the Target Schools’ operating period and for the period of renewal according to PRC laws, and shall automatically terminated once WFOE has purchased all equities of the shareholders of Beijing P.X. and Domestic Affiliates directly and/or indirectly held by Beijing P.X.’s Shareholders in accordance with the Exclusive Call Option Agreement entered into among the Beijing P.X., Beijing P.X.’s Shareholders, Domestic Affiliates and WFOE on the same date of this Agreement.

3. WFOE may terminate this Agreement unilaterally after thirty (30) days’ notice. Unless otherwise stipulated by law, in any case, none of the School’s Sponsor, the Appointed Council Members and the Target Schools shall have the right to terminate or dissolve this Agreement unilaterally.

4. For the avoidance of doubt, according to the Exclusive Call Option Agreement, if the PRC laws and regulations permit WFOE and/or other foreign or overseas entities designated by the Listing Company to directly hold part or all of the equity and/or sponsor’s equity interest of Beijing P.X. and Domestic Affiliates, and conduct restricted/prohibited business such as Private Education business through Domestic Affiliates, WFOE shall issue a notice of equity purchase within the fastest possible time, and the equity purchaser shall purchase the amount of (direct and/or indirect) equity from the Beijing P.X.’s Shareholders no less than the maximum amount of equity permitted to be held by WFOE and/or other foreign or overseas entities designated by the Listing Company in Beijing P.X. and Domestic Affiliates under the laws of PRC at that time. This Agreement shall automatically terminate when the equity purchasers have fully exercised their options to purchase all the (direct and/or indirect) equities held by Beijing P.X.’s Shareholders in Beijing P.X. and Domestic Affiliates in accordance with the Exclusive Call Option Agreement.

Article IIX. Liability for Breach of Contract

1. Any party who violates the provision under this Agreement which may result in the unenforceable of all or part of this Agreement, the defaulting Party shall be liable for the breach and compensate the other Party for the losses (including the arbitration fees and attorneys’ fees arising thereof).

Article IX. Confidentiality

1. The Parties acknowledge and determine that any oral or written information exchanged with respect to this Agreement is confidential. All parties shall keep all such information confidential and shall not disclose any relevant information to any third party without the prior written consent of other parties, except in the following cases:

 a) The public is aware of or will be aware of such information (not disclosed to the public by the recipients without permission);

 b) Information required to be disclosed in accordance with the applicable laws and regulations, or the rules and regulations of stock exchange;

c) Information required to be disclosed by any party to its legal or financial adviser for the transactions described in this Agreement, and the legal or financial adviser is also subject to confidentiality obligations similar to these terms.

d) to disclose accordance with the relevant NASDAQ Listing rules.

2. The leak of confidential information by the staff or the institution it employs shall be deemed to be the leak of confidential information of such Party, and such Party shall be liable for breach in accordance with this Agreement.

3. The Parties agree this Article XI of this Agreement will continue to be effective irrespective of whether this Agreement is invalid, altered, dissolved, terminated or not operational.

Article X. Force Majeure

1. If the liability of the Parties under this Agreement shall not be fulfilled due to the event of force majeure, and the liabilities under this Agreement will be waived within the scope of force majeure. For the purposes of this Agreement, force majeure events include only natural disasters, storms, tornadoes and other weather conditions, strikes, closures/shutdowns or other industry issues, wars, riots, conspiracy, enemy acts, terrorist acts or violent acts of criminal organizations, blockades, serious illnesses or plagues, earthquakes or other crustal movements, floods and other natural disasters, bomb explosions or other explosions, fires, accidents, or government actions that result in failure to comply this Agreement.

2. In the event of a force majeure event, the Party affected by the force majeure event shall endeavor to reduce and remove the effects of the force majeure event and assume the responsibility of performing the delayed and blocked obligations under the Agreement. After the event of force majeure is lifted, the Parties agree to continue to perform this Agreement as far as possible.

3. In the event of a force majeure event that may result in delays, prevention or threats to delay or prevent the performance of this Agreement, the relevant Parties shall notify the other Parties in writing and provide all relevant information.

Article XI. Changed Circumstances

1. As supplement and without contravention of other terms of Contractual Agreements, if at any time, due to the enactment or revision of any PRC laws, regulations or rules, or due to the amendment of the interpretation or application of such laws, regulations or rules, or due to changes in the registration process, that WFOE believes that the maintenance of this Agreement in force or the acceptance of the right granted in the manner stipulated in this Agreement become illegal or violate such laws, rules and regulations, Trustee and the Target School shall immediately, in accordance with WFOE’s written instructions and the reasonable requirements of WFOE, take the action and/or sign any agreement or other document, in order to:

a) keep this Agreement valid; and/or

b) fulfill the intent and purpose of this Agreement by the way prescribed in this Agreement or by other means.

Article XII. Miscellaneous

1. The parties agree that WFOE has the right to appoint other entities recognized by the Listing company (such as foreign-invested enterprises established by the Listing company in China) to sign and enforce the agreements which are similar to the Contractual Agreements. The other parties of this Agreement shall give fully Cooperation and support. This agreement will automatically terminate from the date when the abovementioned agreements take effect.

2. The conclusion, validity, interpretation, performance, modification and termination of this Agreement and the resolution of disputes shall be in accordance with PRC laws.

3. Any dispute or claim arising out of or in connection with this Agreement or the performance, interpretation, breach, termination or validity of this Agreement shall be settled through friendly negotiation. The negotiation shall begin after the written negotiation request for a specific statement of the dispute or claim has been sent to the other Party. If the dispute cannot be resolved within thirty (30) days of the delivery of the above notice, either party shall have the right to submit the dispute to arbitration for settlement. The parties agree to submit the dispute to the China International Economic and Trade Arbitration Commission in Beijing for an arbitral award in accordance with the arbitration rules in force at that time. The arbitral award is final and is legally binding on all parties. The arbitration commission shall have the power to award compensation or to compensate WFOE for any loss caused to it by any other party’s breach in respect of the sponsors’ equity interest, property interest or other assets, or to issue corresponding injunctions (for the need of conducting business or compulsory transfer of assets), or adjudication of the dissolution and liquidation of the Target Schools and the School’ Sponsor. After the arbitration award takes effect, any Party has the right to apply to the court with jurisdiction to enforce such an arbitration award.

After the arbitration award becomes effective, either party shall have the right to apply to the court having jurisdiction for enforcement of the arbitration award.

4. At the request of a party to the dispute, a court of competent jurisdiction has the power to grant temporary relief, such as withholding or freezing the equity interest, property interest or other assets judgment or order of the defaulting party. In addition to the courts in China, the courts in the Cayman Islands, the courts in the place where the major assets of the Listing company are located, and the courts in the place where the major assets of Domestic Affiliates are located shall also be deemed to have jurisdiction for the above purposes. During the arbitration, the parties hereto shall continue to perform their other obligations hereunder except for the matters in dispute submitted for arbitration.

5. Any rights, powers and remedies given to the Parties under any provision of this Agreement shall not exclude any other rights, powers or remedies that the Party may have in accordance with the law and other terms of this Agreement, and that the rights, powers and remedies and the exercising of such rights, powers and remedies by one Party does not exclude the exercise of other rights, powers and remedies available to such Party.

6. A Party’s failure to exercise or delay of the exercise of any of its rights, powers and remedies (hereinafter referred to as “Rights of Such Party”) under this Agreement or the laws will not result in the waiver of the Rights of Such Party, and any single or partial waiver of the Rights of Such Party does not exclude the Party’s exercise of the Rights of Such Party in other ways and the exercise of other Rights of Such Party.

7. The headings of each article of this agreement are for index purposes only and in no event shall such headings be used or affect the interpretation of the provisions of this agreement.

8. Each of the terms of this Agreement may be divided and independent of each other term. If at any time any one or more of the terms of this Agreement become invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement shall not affected.

9. This Agreement is binding on the legal successors and assignees of the Parties.

10. This agreement is drafted in Chinese language in seven counterparts, each of which shall be held each Party to this Agreement and has the same legal effect. If there is any inconsistency or conflict between the English translated version and the Chinese version, the Chinese version shall prevail.

(Signature Page Follows)

(This page is the signature page of the Proxy Agreement for the School’s Sponsor and Council Members, and is left blank intentionally.)

Beijing Pengxiang Tianxia Education Technology Co., Ltd. (seal)

Signature of legal representative/authorized representative:

/s/

Langfang City Rail Transit Technical School (seal)

Signature of legal representative/authorized representative:

/s/

Zhejiang Mengxiang Consulting Service Co., Ltd. (seal)

Signature of legal representative/authorized representative:

/s/

Number	School	Appointed Council Member	Signature
1.	Langfang City Rail Transit Technical School	Ye Fen Wei Biao Mao Hailing Qi Yuhai

Annex 1: Appointed Council Members

No.	School	School’s Sponsor	Appointed Council Members
1	Langfang City Rail Transit Technical School	Beijing Pengxiang Tianxia Education Technology Co., Ltd.	Ye Fen, Wei Biao, Mao Hailing, Qi Yuhai

Annex 2: Sample Power of Attorney for the School’s Sponsor

Power of Attorney for the School’s Sponsor

This Power of Attorney is made by Beijing Pengxiang Tianxia Education Technology Co., Ltd. (Unified Social Credit Code: 91110108MA7DX8TY6N) on [month][date], [year] and issued to Zhejiang Mengxiang Consulting Service Co., Ltd. (the “Trustee”).

The Company, Beijing Pengxiang Tianxia Education Technology Co., Ltd.，hereby grant to the Trustee a special power of attorney, authorizing the Trustee to exercise, as proxy of the company and on behalf of the company, the following rights enjoyed by the company in capacity of the company as a sponsor of Langfang City Rail Transit Technical School (the “School”), including but not limited to:

(1)	To appoint and/or elect of school council members ;

(2)	To appoint and/or elect the supervisor of the School; To put forward the School’s mission and scope of operation;

(3)	To examine or approve the Articles of Association of the School, development planning, major projects and budget for revenues and expenditures;

(4)	To supervise the performance of the School and the achievement of the objectives set out in the bylaw;

(5)	To establish the executive school council in accordance with the authority and procedures prescribed in the bylaw of the School and to participate in the running and management of the School;

(6)	To access the information about the operation conditions and financial conditions of the School;

(7)	To consult the resolutions, records, financial and accounting statements and reports of the school council meetings in accordance with law;

(8)	To obtain reasonable returns from the School’s Sponsor in accordance with law;

(9)	To obtain the remaining property of the School after the liquidation in accordance with the law;

(10)	To transfer the School’s Sponsor interests in accordance with the law;

(11)	To make a selection regarding the profitability and non-profitability of the characteristic of the School in accordance with the laws, regulations or regulatory documents of the PRC; and

(12)	Any other rights of the School’s Sponsor provided by other applicable laws and regulations of the PRC and the Articles of Association of the School (as amended from time to time).

Proxy shall have the right to designate, and delegate such authority granted to proxy, to the proxy’s council members or individuals designated by him/her.

If the Trustee’s civil rights are inherited or succeeded by the Successor or the liquidator due to division, merger, liquidation and other reasons of the Trustee, the successor or the liquidator shall have the right to exercise all the above rights in place of the Trustee.

The company irrevocably agrees that the authorization and entrustment recorded in this Letter of Authorization shall not be invalid, cancelled, impaired or undergo other similar adverse change due to the increase, decrease or consolidation of the Company’s Sponsor Interests in the School or other similar events, except for the trustee’s written consent and/or confirmation that the Company no longer hold the sponsor interest for the school.

The company irrevocably agrees that the authorization and entrustment recorded in this Power of Attorney shall not be invalid, revoked, reduced or undergo any other similar adverse change due to the division, merger, bankruptcy, restructuring, dissolution, liquidation or other similar events of the Company. Such written authorization shall be an integral part of the sponsor’s rights and interests of the Company in the school. Any acquisition and/or exercise of the sponsor’s rights and interests by any legal and/or contractual successors, assignees, agents or other similar persons of the Company shall be deemed as an agreement to and an undertaking of the rights and obligations hereunder.

This Power of Attorney is a part of the Proxy Agreement for School’s Sponsor and Council Members, and matters not mentioned herein, including but not limited to, the applicable laws, the dispute resolution, the validity term, and the definitions and interpretations, are governed by the relevant provisions of the Proxy Agreement for School’s Sponsor and Council Members.

Hereby authorize.

Entrustor (Signature/Seal):

YY/MM/DD

Annex 3: Sample Power of Attorney for School Council Members

Power of Attorney for School Council Members

This Power of Attorney is made by (ID Card No.: ) on [month][date], [year] and issued to Zhejiang Mengxiang Consulting Service Co., Ltd. (the “Trustee”). I, hereby grant to the Trustee a special power of attorney, authorizing the Trustee to exercise or to delegate, as my proxy and on my behalf, the following rights enjoyed by myself in my capacity as a council member of Langfang City Rail Transit Technical School (the “School”), including but not limited to:

(1) To attend the school council meeting as my proxy; enjoy the right to speak, propose, vote, elect and stand for election, and the right to know, propose and supervise the meeting of the council and business activities carried out by the School;

(2) To exercise voting rights on behalf of myself on all matters discussed and resolved by the School Council Members (including but not limited to appointment and dismissal of the principal, vice principal and the person in charge of finance, etc.; amendment to the School Articles of Association and school rules and regulations; deliberation of school business development plans and plans of major business activities; formulation of development plans and approval of annual work plans; formulation of plans on the setting up of internal institutions of the School and internal management rules; examination and approval of plan for increasing the registered capital; raising of school-running funds, examination and approval of annual financial budgets plans and final accounts plans ; dismissing, adding additional directors; supervising the management staff’s implementation of decisions of the council; reviewing the work report of the management staff and evaluating the management staff; organizing and establishing the new council within three months before the expiration of the term of council, and reporting the Sponsor’s approval; decision on the staffing quota and salary standards of the teachers and staff members; decision on the division, merger, termination of the School, change of the sponsors and other matters; appointment and appointment of the members of the liquidation team of the Target School and/or their proxies, approval of liquidation plans and liquidation reports, etc.);

(3) To propose to hold the school council meeting ;

(4) To execute any minutes of the council meeting, the council resolutions or other instruments which I, in my capacity as a council member of the School, have the right to execute;

(5) To exercise other council members’ rights and voting rights under the Articles of Association of the School (including such other council member’s voting rights as provided after amendment to such Articles of Association);

(6) To complete legal procedures such as the registration, examination and approval and license of the Target School with the education authority, civil affairs authority or other competent governmental authorities; and

(7) Any other rights of the Council Members provided by applicable laws and regulations of the PRC and the Articles of Association of the School (as amended from time to time).

Proxy shall have the right to designate, and delegate such authority granted to proxy, to the proxy’s council members or individuals designated by him/her.

If the Trustee’s civil rights are inherited or succeeded by the Successor or the liquidator due to division, merger, liquidation and other reasons of the Trustee, the successor or the liquidator shall have the right to exercise all the above rights in place of the Trustee.

I irrevocably agree that the authorizations and delegations set out herein shall not be held to be invalid, voidable, impaired or otherwise adversely affected by my incapacity, limited capacity, death or other similar events, provided that with the written consent and/or confirmation of the Trustee I shall no longer serve as a council member of the School.

This Power of Attorney is a part of the Proxy Agreement for School’s Sponsor and Council Members, and matters not mentioned herein, including but not limited to, the applicable laws, the dispute resolution, the validity term, and the definitions and interpretations, are governed by the relevant provisions of the Proxy Agreement for School’s Sponsor and Council Members.

Hereby authorize.

Entrustor (Signature /Seal):

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